THE BOARD OF DIRECTORS

OF

ZHEJIANG TIANYUAN BIOTECH CO., LTD.

Ref. No.: 2006 BoD No.103

In accordance with the resolution of the Board Meeting of Zhejiang Tianyuan Biotech Co., Ltd. (“the Company”), dated December 15, 2006, the Joint Venture Contract of the Company is hereby amended as follows:

Before Amendment:	After Amendment:
Referring to Clauses under Chapter Five	Referring to Clauses under Chapter Five

5.1 The total amount of investment of the Joint Venture Company is 12,000,000 U. S. Dollars.	5.1 The total amount of investment of the Joint Venture Company is 6,000,000 U. S. Dollars.

5.2 The registered capital for the Joint Venture Company is 6,000,000 U.S. Dollars. The capital structure as follows:	5.2 The registered capital for the Joint Venture Company is 3,000,000 U.S. Dollars. The capital structure as follows:

Shareholder Name	Investment	Ownership	Shareholder Name	Investment	Ownership

China Biopharma Limited	3,900,000	65%	China Biopharma Limited	1,950,000	65%

Tianyuan Biopharmaceutical	2,100,000	35%	Tianyuan Biopharmaceutical	1,050,000	35%

5.3 Both parties shall contribute the capital as follows:	5.3 Both parties shall contribute the capital as follows:

Party A shall contribute the capital in cash of U. S. Dollars.	Party A shall contribute the capital in cash of U. S. Dollars.

Party B shall contribute the capital in RMB equivalent to 2,100,000 U. S. Dollars. [The exchange rate shall be the foreign exchange price publicized by The People’s Bank of China as of the date of payment].

Party B shall contribute the capital in RMB equivalent to 1,050,000 U. S. Dollars. [The exchange rate shall be the foreign exchange price publicized by The People’s Bank of China as of the date of payment].

5.4 The registered capital for Joint Venture Company shall be invested by Party A and Party B 90 days after the date of issuance of the Joint Venture Company business license.	5.4 The registered capital for Joint Venture Company has been paid in full.